FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-282099-11

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 02/12/26 12:59:23 UTC-5:00
Subject: WFCM 2026-5C8 - PUBLIC NEW ISSUE **STATUS**

WFCM 2026-5C8 - PUBLIC NEW ISSUE **STATUS**

$672.308MM FIXED-RATE CMBS OFFERING

Co-Lead Managers & Bookrunners: Wells Fargo Securities, LLC, Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC

Co-Managers: Academy Securities, Inc., Drexel Hamilton, LLC and Siebert Williams Shank & Co., LLC

Publicly Offered Certificates

Class	Expected Ratings (Fitch/S&P/MDBRS)	Available Size ($MM)	CE%	WAL (YRS)	Principal Window	UW NOI DY%	LTV%	IPT	STATUS
A-1	AAAsf/AAA(sf)/AAA(sf)	$0.255	30.000%	2.45	1-55	17.9%	41.6%	Preplaced
A-2*	AAAsf/AAA(sf)/AAA(sf)	[$146.542]	30.000%	[4.70]	[55-57]	17.9%	41.6%	LCF-2	\ ~90%
A-3*	AAAsf/AAA(sf)/AAA(sf)	[$377.153]	30.000%	[4.85]	[57-59]	17.9%	41.6%	+73a	/ COMBINED
A-S	AAAsf/A+(sf)/AAA(sf)	$63.622	21.500%	4.94	59-59	16.0%	46.6%	+100a	~2.4x/~4.75x
B	AA-sf/NR/AAA(sf)	$39.295	16.250%	4.94	59-59	15.0%	49.8%	+125a	OPEN
C	A-sf/NR/AA(low)(sf)	$29.940	12.250%	4.94	59-59	14.3%	52.1%	+175a	~20%

*Sizes, WAL’s and Windows are subject to change as detailed in the attached Term Sheet

POOL BALANCE:	$766,163,165
NUMBER OF LOANS/PROPERTIES:	29 / 40
WA MORTGAGE INT. RATE:	6.3103%
WA CUT-OFF LTV:	59.4%
WA UW NCF DSCR:	1.92x
WA UW NOI DEBT YLD:	12.5%
WA ORIG TERM TO MATURITY:	60
TEN LARGEST LOANS:	67.4%

LOAN SELLERS:	WFB (34.4%), AREF2 (30.1%), CREFI (15.6%), JPMCB (13.8%), GSMC (5.2%) AND GCMC (0.9%)
TOP 5 STATES:	CA (28.6%), NY (14.7%), NV (9.8%), FL (8.9%), GA (7.8%)
TOP 5 PROPERTY TYPES:	RT (21.7%), MF (20.3%), OF (18.6%), IN (17.8%), HT (14.1%)
RISK RETENTION:	L-Shape
MASTER SERVICER:	Trimont LLC
SPECIAL SERVICER:	Argentic Services Company LP
TRUSTEE:	Deutsche Bank National Trust Company
CERT ADMIN:	Computershare Trust Company, N.A.
OPERATING ADVISOR:	Park Bridge Lender Services LLC
INITIAL CONTROLLING CLASS REP:	Argentic Securities Holdings 2 Cayman Limited, an affiliate of Argentic Real Estate Finance 2 LLC and Argentic Services Company LP

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIM PROSPECTUS:	ATTACHED
PRESALE REPORTS:	TODAY
ANTICIPATED PRICING:	Week of February 16, 2026
ANTICIPATED SETTLEMENT:	March 5, 2026

THIRD PARTY PASSWORDS:
Bloomberg:
Dealname:	WFCM 2026-5C8
Password:	WF20265C8

Trepp:
Dealname:	WFCM 2026-5C8
Password:	WF20265C8

Intex:
Dealname:	WFC265C8
Password:	6vaiai8957pgpmjlz

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-282099) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see: https://www.wellsfargo.com/com/disclaimer/wfsjb4. This chat will be retained and may be monitored.